Exhibit 10.4

Execution Version

Ashleigh Palmer

March 12, 2023

Dear Ashleigh:

As you know, Provention Bio, Inc., a Delaware corporation. (the “Company”) has, as of the date hereof, entered into an Agreement and Plan of Merger with Sanofi S.A., a French société anonyme (“Parent”), and Zest Acquisition Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (the “Merger Agreement”). All capitalized terms used but not defined in this letter agreement shall have the definitions set forth in the Merger Agreement. In recognition of your efforts on behalf of the Company, the Company agrees to provide you with the following benefits in the event that the parties consummate the Contemplated Transactions in accordance with the Merger Agreement. For the avoidance of doubt, if the Contemplated Transactions are not consummated in accordance with the Merger Agreement or if the Merger Agreement terminates in accordance with its terms, this letter agreement shall automatically expire and shall be of no further force or effect):

1.	Notwithstanding anything to the contrary in any employment or other agreement with the Company or any plan or program maintained by the Company, in the event it shall be determined that any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of you (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then you shall be entitled to receive one or more additional payments from the Company (each, a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the applicable Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the applicable Payment. For the avoidance of doubt, your right to receive a Gross-Up Payment is subject in all respects to the Individual Cap described below in Section 2.

2.	Notwithstanding Section 1 of this letter agreement, the aggregate amount of Gross-Up Payments that may be paid to individuals in connection with the Contemplated Transactions, including any Gross-Up Payments (the “Aggregate Payments”) is $15,000,000. Prior to the Effective Time, the Company Board shall, in its sole and good faith discretion, allocate a portion of such Aggregate Payments to you (your “Individual Cap”), with such allocation based on the Excise Tax applicable to your Payments relative to the Excise Tax applicable to all individuals in connection with the Contemplated Transactions, and such other factors the Company Board may determine in its sole and good faith discretion. The Company shall notify you in writing of the amount of your Individual Cap promptly after the Company Board’s determination thereof and such written notification shall be incorporated into and deemed part of this letter agreement. The Company’s obligation to make any Gross-Up Payment under this letter agreement shall not be conditioned upon your continued employment or termination of employment, but shall be conditioned upon you reasonably cooperating with Parent and the Company by taking such actions that are reasonably available to mitigate the amount of any Excise Tax. You, the Company, and Parent agree to cooperate and act in good faith when evaluating the applicability of, and alternatives to, mitigate potential liability under Sections 280G and 4999 of the Code. In no event, however, shall such mitigation include reducing the amount of payments or benefits otherwise due or payable to you in connection with the Contemplated Transaction, unless otherwise determined by you in your sole discretion.

3.	Subject to the provisions of Section 4, all determinations required to be made under this letter agreement, including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm jointly selected by Parent and the Company (the “Accounting Firm”). For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to have paid federal income taxes at the highest marginal rate of federal income and employment taxation applicable to you for the calendar year in which the Gross-Up Payment is to be made, and applicable state and local income taxes at the highest marginal rate of taxation applicable to you for the calendar year in which the Gross-Up Payment is to be made (based on the state in which you reside at the relevant time), and the Accounting Firm may make such other reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company shall request that the Accounting Firm provide detailed supporting calculations both to the Company and you within fifteen (15) Business Days of the receipt of notice from the Company that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Parent shall have a reasonable opportunity to review and comment on any draft determination by the Accounting Firm (with any such comments considered in good faith). Any determination by the Accounting Firm shall, to the extent reasonably acceptable to Parent, be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that one or more Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In such a case, the Accounting Firm shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid, including any penalties and interest relating to the Underpayment, by the Company to or for the benefit of you.

4.	You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) Business Days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of you and direct you to sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the applicable Gross-Up Payment or Excise Tax would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

5.	If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to this letter agreement, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount your behalf pursuant to Section 4, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

6	Any Gross-Up Payment, as determined pursuant to this letter agreement, shall be paid by the Company to you (subject to all required applicable withholdings) no later than the date that the corresponding withholding of the Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4 that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this letter agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of you, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

For purposes of this Agreement, all references to the “Company” shall be deemed to also refer to any successor to, or assignee of, the Company or any assign, and any such successor or assign shall be bound by this letter agreement to the same extent as the Company. This letter agreement sets forth the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect thereto. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Company. This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New Jersey contract and shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

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The parties have executed this letter agreement effective as of the date first written above.

PROVENTION BIO, INC.

By:	/s/ Heidy King-Jones
Name:	Heidy King-Jones
Title:	Chief Legal Officer

Accepted and agreed:

/s/ Ashleigh Palmer
Ashleigh Palmer

Date:	March 12, 2023